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                                                                   Exhibit 99(a)
                                                                   -------------



                                  NEWS RELEASE

                              FOR IMMEDIATE RELEASE


CONTACTS: SANDRA L. STOCKHORST                     TINA M. FARRINGTON
          VP, INVESTOR RELATIONS                   VP, MARKETING
          (419) 784-4023                           (419) 784-2549


                RURBAN FINANCIAL CORP. SHAREHOLDERS REWARDED WITH
                       CASH DIVIDEND AND 5% STOCK DIVIDEND

DEFIANCE, Ohio, August 27, 2001-- Rurban Financial Corp. (OTC Bulletin Board:
RBNF) ("Rurban") shareholders received good news when its board announced a quarterly cash dividend of $0.12 per share and a 5% stock dividend payable September 28, 2001 to shareholders of record on September 14, 2001. "We are pleased to reward our shareholders with a 5% stock dividend for the second consecutive year, in addition to the quarterly cash dividend. Rurban investors have experienced consistent and long term growth of their investment due to Rurban's long history of strong earnings, stock splits, stock dividends as well as cash dividends," commented Thomas C. Williams, President and CEO.

"We look forward to sharing more information regarding Rurban's long term growth strategies as well as the cash and stock dividends at our September Fall Shareholder meetings," added Williams. More information is available by calling 419-783-8819.

Looking ahead to the second half of the year, we are concentrating on improving our net interest margin through continued exercise of improved pricing disciplines and an increased focus on customer relationship management. We expect that interest rates will stabilize in the coming quarters, also enhancing our net interest income. Based on these expectations, we anticipate generating record earnings in 2002 as economic conditions normalize," stated Williams.


ABOUT RURBAN FINANCIAL CORP.

Rurban Financial Corp. is a publicly traded bank holding company based in Defiance, Ohio. Rurban's common stock is quoted on the OTC Bulletin Board under the symbol RBNF.

The Company currently has 10,000,000 shares of stock authorized and 4,347,238 shares outstanding. The investment banking firms of McDonald & Co. Securities Inc. (Trident Securities Division), Sweney Cartwright and Co. and Friedman, Billings, Ramsey Group, Inc. are the primary market makers for these shares.

Rurban's wholly owned subsidiaries and operating divisions are The State Bank and Trust Company, Reliance Financial Services, N.A., The Peoples Banking Company, The First Bank of Ottawa, The Citizens Savings Bank Company, Rurbanc Data Services, Inc. (RDSI), and Rurban Life Insurance Company. The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton,




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Hancock, Putnam, Sandusky, Wood, Cuyahoga, and Summit. Reliance Financial
Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.



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